STOCK OPTION AGREEMENT
By and Between
DENNIS POLLACK
and
CBC BANCORP, INC.
Dated as of July 23, 1996
STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT (the "Agreement"), dated and effective as of July 23, 1996, by and between Dennis Pollack (the "Optionee") and CBC Bancorp, Inc. ("CBC"), a Connecticut corporation and parent company of the Connecticut Bank of Commerce (the "Bank").
WHEREAS, the Optionee is regarded as a key employee of CBC and the Bank, and the respective Board of Directors of CBC and of the Bank has each determined that it would be to the advantage and in the interest of CBC and the Bank and the shareholders of CBC to grant the option provided for herein to the Optionee as an inducement to remain in the service of CBC and the Bank as an incentive for increased effort during such service; and
WHEREAS, CBC and the Optionee wish to set forth the terms and conditions of the option granted to Optionee hereunder.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:
1. Grant of Option. On the terms and conditions contained in this Agreement and subject to the vesting requirements contained in Section 2 hereof, CBC hereby grants to Optionee an option (the "Option") to purchase in the aggregate such number of shares of common stock, par value $0.01 per share (the "Common Stock") of CBC as shall represent 5 percent of the total Common Stock issued and outstanding at the time of exercise at a price of $0.05 per share (representing the market price of the Common Stock on res". The number of shares of Common Stock that may be received upon exercise of the Option is subject to further adjustment from time to time as provided for herein.
2. Exercise of Option. The Option shall vest and be exercisable by the Optionee at the rate of one and a quarter percent (1.25%) of the issued and outstanding shares of Common Stock for each year of employment up to a maximum of 5 percent. The first anniversary of Optionee's employment is March 31, 1997. The Optionee's' Option will fully vest on March 31, 2000, the fourth anniversary of the Optionee's employment. Subject to the earlier termination of the Option as provided in Section 3 hereof, the Opt
"Option Period"). Any Option not exercised by the Optionee during the Option Period shall terminate. In the event Optionee wishes to exercise the Option, Optionee shall send a written notice to CBC specifying the total number of Option Shares it wishes to purchase and a place and date between one and ten business days inclusive from the date such notice is given for the closing of such purchase (the "Closing"), provided, however, that the Closing shall not occur prior to the receipt of all required regulatory approvals, if any, in respect of such exercise.
3.  Termination.   This Options shall terminate and be of no force or
effect upon the happening of whichever of the following events occurs first:
(a)  The expiration of the Option Period.
(b) The termination of the Optionee's employment with CBC or the Bank; provided, however, that, to the extent the Option is exercisable immediately prior to such termination of employment, this Option shall remain exercisable for a period of six months by the Optionee for all Options which have vested pursuant to Section 2 hereof.
(c) The expiration of twelve months after the death of the Optionee, provided, however, that the Optionee's estate, personal representative or beneficiary, as the case may be, shall have the right to exercise the Option to the extent the Option was exercisable immediately prior to the Optionee's death and the Option is exercised by the Optionee's estate, personal representative or beneficiary during the twelve month period.
4. Registration Rights. Under the terms set forth in Section 4 hereof, the Optionee shall have the right to demand registration by CBC of the Option Shares in a registration statement under the Securities Act (the "Registration Statement") and CBC shall cause such Registration Statement to become effective and remain current in order to permit the sale or other disposition of this Option and any Option Shares in accordance with any plan of disposition adopted by Optionee. In connection with such registration, CBC shall cause to be delivered to Optionee such certificates, opinions, accountants' letters and other documents as Optionee shall reasonably request. All expenses incurred by CBC in complying with the provisions of this Section 4, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for CBC and blue sky fees and expenses shall be paid by CBC, except that all underwriting discounts and selling commissions and all fees and disbursements of counsel for Optionee shall be paid by Optionee whose Option or Option Shares are the subject of such registration.
5. Payment and Delivery of Certificates. At any Closing hereunder, Optionee will make payment to CBC of the aggregate price for the Option Shares so purchased by delivery of immediately available funds and CBC will deliver to Optionee a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Optionee or Optionee's designee in such denominations as were specified by Optionee in his notice of exercise.
6. Representations and Warranties of CBC. CBC hereby represents and warrants to Optionee as follows:
(a) Authority Relative to this Agreement. CBC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CBC and no other corporate proceedings on the part of CBC are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by CBC and, assuming this Agreement constitutes a valid and binding obligation of Optionee, this Agreement constitutes a valid and binding agreement of CBC, enforceable against CBC in accordance with its terms.
(b) Option Shares. CBC has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times, from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon exercise of the Option such number of shares of Common Stock as may be required to be issued under this Option. All Option Shares, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid, nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.
7. Adjustment Upon Changes in Capitalization. In the event of any change in the shares of Common Stock by reason of a stock dividend, stock split, merger, recapitalization, combination, conversion, exchange of shares or the like, the number and kind of Option Shares subject to the Option and the purchase price per Option Share shall be appropriately adjusted.
8. Exchange of Option For Bank Stock Option Upon Sale or Change of Ownership of Bank. In the event CBC sells, transfers or exchanges it common stock of the Bank for other securities or for cash or the Bank, in one or more transactions, is no longer a subsidiary of CBC, then, in such circumstance, Optionee shall have the right to exchange his Option for an Option of like tenor of the Bank or any successor company thereto.
9. Findings and Consents. Optionee and CBC each will use its best efforts to make all filings with, and to obtain consents of, CBC's shareholders and all other third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.
10. Specific Performance. The parties hereto acknowledge that damages would constitute an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable.
11. Assignability. This Option is not assignable or transferable by the Optionee otherwise than by will or the laws of descent and distribution and is exercisable during Optionee's lifetime only by the Optionee.
12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceablitiy of any other provision of this Agreement, which shall remain in full force and effect.
13. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:
(a)  If to Optionee, to:

       Dennis Pollack
       c/o
       Connecticut Bank of Commerce
       612 Bedford Street
       Stamford, Connecticut 06901
(b)  If to CBC, to:

	Corporate Secretary
	CBC Bancorp, Inc.
	612 Bedford Street
	 Stamford, Connecticut 06901

or to such other address as the person to whom notice is to be given may
have previously    furnished to the others in writing in the manner set
forth above (provided that notice of any change of address shall be effective only upon receipt thereof).
14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, CBC has caused this Agreement to be duly executed by its duly authorized officer, and the Optionee has hereunto set his hand, all as of the day and year first above written.

OPTIONEE
BY: /s/ Dennis Pollack

CBC BANCORP, INC
BY: /s/ Barbara Van Bergen